Exhibit 99.1

FOR IMMEDIATE RELEASE

September 22, 2005	For Further Information Contact:
Gregory Schreacke
Chief Financial Officer
(270) 765-2131

FIRST FINANCIAL SERVICE CORPORATION

DECLARES 10% STOCK DIVIDEND

Elizabethtown, Kentucky, September 22, 2005 - First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced a 10% dividend on the Company’s common stock.  The stock dividend is payable on October 21, 2005 to shareholders of record at the close of business on October 7, 2005.

“We are pleased to reward our shareholders with a 10% stock dividend, in addition to our regular quarterly cash dividend that is payable October 1, 2005,” noted B. Keith Johnson, President and Chief Executive Officer.  “The stock dividend reflects our continued commitment to maximize the value of our shareholders’ investment in First Financial Service Corporation.  We believe a stock dividend will improve the liquidity of our common stock, while not placing capital constraints on our ability to grow.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

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News Release

First Financial Service Corporation

September 22, 2005

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

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